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                                               EXHIBIT 21


Subsidiaries of the registrant

   CSI was organized in the State of Georgia and is doing business in various states under the name of CSI Brokerage Services, Inc.

   CSMRI was organized in the State of Florida and is doing business in various states under the name of CSMRI.

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